Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-04

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$400,000,000 3.80% FIRST MORTGAGE BONDS, SERIES NO. 30 DUE 2047

Issuer:	Public Service Company of Colorado (a Colorado corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	June 12, 2017
Settlement Date:	June 19, 2017 (T+5)
Interest Payment Dates:	Each June 15 and December 15, commencing December 15, 2017
Principal Amount:	$400,000,000
Maturity Date:	June 15, 2047
Reference Benchmark:	3.000% due February 15, 2047
Benchmark Price:	102-16+
Benchmark Yield:	2.873%
Re-offer Spread:	+95 bps
Re-offer Yield:	3.823%
Coupon:	3.80%
Price to Public:	99.592% of principal amount
Net Proceeds to Issuer:	$394,868,000 (before transaction expenses)
Make-Whole Call:	Prior to December 15, 2046 (the par call date), T+15 bps (calculated to the par call date)
Par Call:	On or after December 15, 2046 at par
CUSIP/ISIN:	744448CN9 / US744448CN95
Minimum Denominations:	$1,000
Joint Book-Running Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp., toll free at 1-800-854-5674, J.P. Morgan Securities LLC, collect at 1-212-834-4533, RBC Capital Markets, LLC, toll-free at 1-866-375-6829 and Scotia Capital (USA) Inc., toll-free at 1-800-372-3930.